Exhibit 99.1

NRG Energy, Inc. Reports Full-Year and Fourth Quarter 2010 Results

Full-Year 2010 Financial Highlights

•                  $2,514 million of adjusted EBITDA, second best result ever

•                  $1,760 million of adjusted cash from operating activities

•                  $476 million of net income and $1.84 per diluted common share

•                  $180 million of common stock, or 8.5 million shares, repurchased

Fourth Quarter 2010 Financial Highlights

•                  $444 million of adjusted EBITDA

•                  $200 million pre-payment of debt on the Term Loan B Facility

•                  $4,252 million of liquidity, including $2,959 million in cash, at year end

Announcing 2011 Capital Allocation Plan and Reaffirming 2011 EBITDA Guidance

•                  Launching 2011 Capital Allocation Plan at $180 million of share repurchases, in line with our goal to return to shareholders 3% of market capitalization annually

•                  Reaffirming 2011 EBITDA guidance range of $1,750 - $1,950 million

PRINCETON, NJ; February 22, 2011—NRG Energy, Inc. (NYSE: NRG) today reported 2010 full year adjusted EBITDA of $2,514 million; 4% lower than a record 2009 EBITDA of $2,618 million while 2010 full year net income totaled $476 million, or $1.84 per diluted common share, compared to $941 million, or $3.44 per diluted common share, for 2009. Reliant Energy contributed $711 million of adjusted EBITDA in 2010 which marked its first full year of ownership as compared to $642 million in 2009 during which NRG owned Reliant Energy for eight months. Wholesale adjusted EBITDA was lower by $173 million in 2010 as compared to 2009, mostly due to lower hedge prices and increased fuel costs in the Northeast and Texas regions, respectively. Partially offsetting the decline were contributions from newly acquired assets including Green Mountain Energy Company, Cottonwood, Northwind Phoenix, and South Trent as well as a full year of operation of the Blythe solar project.

Fourth quarter 2010 adjusted EBITDA totaled $444 million, $45 million lower than 2009 fourth quarter adjusted EBITDA of $489 million, while fourth quarter 2010 reflects a net loss of $15 million, or ($0.07) per diluted common share, compared to net income of $33 million, or $0.11 per diluted common share, for the fourth quarter last year. Wholesale adjusted EBITDA was $58 million lower at $327 million driven by a decline in energy margins resulting from lower hedge prices and increased fuel costs. Partially offsetting the lower wholesale results were the acquisition of assets and a $13 million increase at Reliant Energy which benefited from an improvement in customer retention and customer payment patterns.

“In 2010, NRG was able to post near record results while successfully repositioning the Company to take advantage of the enormous opportunities which we expect to arise in the months and years to come as the electricity and transportation sectors, and society at large, trend toward sustainability,” commented David Crane, NRG President and Chief Executive Officer. “NRG’s acquisition of Green Mountain Energy and South Trent Wind, and the considerable success we have had in advancing our solar development pipeline will over time enhance our financial performance, reduce our environmental exposure, and establish NRG as the premier new energy company for the 21st century.”

NRG recorded its safest year of operations in 2010 with an OSHA recordable rate of 0.75. Overall generation production was 5% lower in the fourth quarter of 2010 compared to the fourth quarter of 2009. Highlighting this quarter’s plant performance was the Huntley coal generating asset in West New York with an equivalent availability factor of 94%. For 2010, NRG’s coal assets performed above the industry’s top quartile level for availability with WA Parish generating station in Texas leading with a 93% equivalent availability factor. When compared to the full year of 2009, generation remained at approximately 66.8 terawatt-hours (TWh). Year-over-year declines in generation from our Texas plants and the West region were offset by increased generation at Big Cajun II, the Cottonwood acquisition in November, and increased production from the Northeast gas and oil fleet.

Regional Segment Results

Table 1:  Adjusted EBITDA

($ in millions)

	Three Months Ended		Twelve Months Ended
Segment	12/31/10	12/31/09	12/31/10	12/31/09
Reliant Energy(1)	117	104	711	642
Texas	237	264	1,241	1,329
Northeast	35	77	315	468
South Central	24	25	109	81
West	15	11	60	53
International	13	12	69	59
Thermal	5	8	25	25
Corporate(2)	(2)	(12)	(16)	(39)
Adjusted EBITDA(3)	444	489	2,514	2,618

(1) Reliant Energy acquired May 1, 2009

(2) Corporate includes the results of Green Mountain Energy, acquired in the fourth quarter of 2010, and profit elimination on intercompany revenue

(3) Detailed adjustments by region are shown in Appendix A

Table 2: Net Income/(Loss)

($ in millions)

	Three Months Ended		Twelve Months Ended
Segment	12/31/10	12/31/09	12/31/10	12/31/09
Reliant Energy	289	159	358	966
Texas	(95)	162	876	672
Northeast	(60)	(12)	13	291
South Central	(15)	1	(7)	(41)
West	5	8	39	40
International	9	7	45	150
Thermal	(1)	2	4	8
Corporate(1)	(147)	(294)	(852)	(1,145)
Net Income/(Loss)	(15)	33	476	941

(1) Corporate includes the results of Green Mountain Energy, acquired in the fourth quarter of 2010, and profit elimination on intercompany revenue

Reliant Energy: Full-year 2010 adjusted EBITDA totaled $711 million, an increase of $69 million from 2009, which included results for eight months as NRG completed the Reliant Energy acquisition on May 1, 2009. Excluding January through April 2010 results, Reliant Energy’s adjusted EBITDA decreased $158 million due to a $175 million decline in gross margin. The decline in gross margin was driven by price reductions enacted following the acquisition and lower margins on acquired and renewed customers which resulted in a 13% decline in unit margins. Lower attrition rates and favorable economic conditions led to an improvement in customer payment patterns in 2010 that resulted in $23 million favorable bad debt expense, which partly offset the lower margins. During 2010, net customer attrition rates improved to 0.4% from 0.7% in 2009 with 1.5 million total customers at year end.

During the fourth quarter, Reliant Energy’s adjusted EBITDA was $117 million, $13 million higher than the fourth quarter of 2009. Gross margin was unchanged versus the prior quarter as a decline in volumes, a result of lower Mass customer count and slightly warmer weather, were offset by favorable supply costs. Meanwhile, bad debt expense improved $19 million as compared to the fourth quarter of 2009 due to the improvement in customer payment patterns.

Texas: Annual adjusted EBITDA decreased by $88 million from 2009 to 2010 to $1,241 million. Energy margins decreased $104 million year-over-year due largely to increased fuel and transportation costs arising from a new transportation contract for WA Parish Coal, as well as an increase in natural gas prices. Generation was slightly less in 2010 as compared to 2009 driven by unplanned outages at both South Texas Project (STP) and Limestone, offset by higher wind generation due to a full year of operations from Langford and the acquisition of South Trent in June.

Adjusted EBITDA for the fourth quarter of 2010 decreased by $27 million to $237 million compared to the fourth quarter of 2009. Energy margins were lower by $43 million due to a combination of compressed dark spreads, driven by lower natural gas prices and increased coal transportation costs, and a 6% decline in generation. O&M costs were favorable driven by a $6 million gain on land sales, as well as by lower major maintenance costs at STP due to a refueling outage in the fourth quarter of 2009.

Northeast: Annual adjusted EBITDA decreased $153 million over the prior year to $315 million. Energy margins decreased $177 million as a result of a 32% decrease in hedge prices in 2010 compared to 2009. In addition, capacity revenues decreased $11 million driven by the expiration of the region’s NEPOOL RMR contracts on May 31, 2010, as well as lower merchant sales volumes due to the retirement of the Somerset facility in January 2010. Partially offsetting the decreased gross margins were $32 million in favorable operating expenses, including lower maintenance expenses at Indian River, Arthur Kill and Dunkirk, which had major outages performed in 2009. In addition, property taxes were lower by $7 million in 2010 due to the impact of changes in regulation in 2009.

Adjusted EBITDA for the fourth quarter of 2010 was $35 million, a decrease of $42 million compared to the fourth quarter of 2009. Energy margins declined by $57 million due to a 25% decline in generation partially due to increased outages in the quarter along with a 35% decrease in hedge prices and increased coal costs. Furthermore, capacity revenues decreased $7 million as the loss of RMR revenue in NEPOOL and the decline in FCM prices were only partially offset by higher cleared prices in New York City. Favorable operating expenses partially offset these declines as December 2009 results included a $12 million charge associated with the cancellation of environmental construction work at our Indian River unit 3.

South Central: For the year, adjusted EBITDA increased $28 million to $109 million from $81 million in 2009. Co-Op and long term contract margins increased $47 million, driven by the addition of a new contract with a regional municipality which led to a 12% increase in megawatt-hours (MWh) sold. Improved plant performance at the region’s Big Cajun II facility led to a 5% increase in total generation benefiting the contract load. Meanwhile, our Cottonwood Generating Station added an additional 265,000 MWh of generation since it was acquired on November 15, 2010. Partially offsetting the gain was a decline in merchant activity of $8 million and increased maintenance work of $10 million primarily driven by a planned major overhaul on Big Cajun II unit 2.

Adjusted EBITDA for the fourth quarter totaled $24 million, $1 million lower as compared to the fourth quarter of 2009. Co-op and contract sales increased nearly 9% to 2.4 million MWh sold while generation at Big Cajun II increased 10% to 2.8 million MWh. The higher load requirements combined with increased coal costs led to a $3 million decline in long term contract margins. However, the decline was offset by favorable operating expenses with less maintenance work performed in the quarter as compared to 2009.

Liquidity and Capital Resources

Table 3: Corporate Liquidity

($ in millions)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	2,951	2,304
Funds deposited by counterparties	408	177
Restricted cash	8	2
Total Cash and Funds Deposited	3,367	2,483
Letter of credit availability	440	583
Revolver availability	853	905
Total Liquidity	4,660	3,971
Less: Funds deposited as collateral by hedge counterparties	(408)	(177)
Total Current Liquidity	4,252	3,794

Total liquidity on December 31, 2010, stood at $4,252 million, an increase of $458 million from December 31, 2009, driven primarily by the higher cash and cash equivalent balances of $647 million, excluding funds deposited by counterparties. The change in cash and cash equivalents was due to the following: $1,760 million of adjusted cash flow from operations; $1,484 million in debt proceeds including the $1,100 million 2020 senior note issuance; partially offset by asset acquisitions totaling $1,006 million; $758 million of debt payments; $706 million of capital expenditures; and $180 million of stock repurchases. Meanwhile, letters of credit and revolver availability declined $195 million principally due to the reduction in our Revolver capacity upon its refinancing in June 2010.

On January 11, 2011, NRG announced the issuance of $1.2 billion 7.625% senior notes due 2018 and a cash tender for the outstanding 2014 senior notes — of which approximately $945 million tendered as of January 25, 2011. On January 26, 2011, the Company announced that the required notice was given to redeem, for cash, all of the remaining 7.250% senior notes due 2014 on February 25, 2011.

Growth Initiatives and Developments

Solar developments — NRG’s more than 900 MW near-term solar development pipeline includes multiple projects and investment opportunities for solar facilities utilizing various technologies ranging from concentrated solar thermal to photovoltaic (PV). Progress has been made across our entire solar development portfolio in 2010, the most noteworthy of which are as follows:

Roadrunner — On December 10, 2010, NRG announced it would break ground on Roadrunner, a 20 MW PV solar project in New Mexico. The generation will be sold to El Paso Electric under a 20-year purchase power agreement and is expected to be operational by 2011 year end.

Ivanpah — NRG executed a letter of intent with BrightSource Energy, Inc. on October 27, 2010, to construct, finance and operate the Ivanpah Solar Electric Generating System. Ivanpah will use solar thermal technology in three adjacent, but separate facilities in California totaling 392 MW and is expected to be fully operational by mid-2013. The project has received a $1.375 billion conditional commitment from the U.S. Department of Energy for a loan guarantee, has obtained all necessary permits and approvals, and has signed long term power purchase agreements with Southern California Edison and Pacific Gas & Electric. NRG is partnering with BrightSource and other investors in the ownership of Ivanpah and we expect to own approximately 50% of the facility.

California Valley Solar Ranch — NRG and SunPower Corp., on November 30, 2010, signed an agreement to build California Valley Solar Ranch (CVSR), one of the largest PV solar facilities in the world. The 250 MW project is on track to be fully operational by 2013. Under the agreement, NRG will assume all ownership and financing responsibilities for CVSR, while SunPower will continue to develop the project, and build, operate and maintain the facility. Power from CVSR will be sold to Pacific Gas & Electric under two 25-year power purchase agreements (PPAs) that were approved by the California Public Utilities Commission.

Agua Caliente — On December 14, 2010, the Company announced an agreement to acquire from First Solar a 290 MW PV solar project under development called Agua Caliente. The facility, located in Arizona, is scheduled to be completed by 2014 and upon completion, is expected to be the largest operational PV site in the world. Power will be sold under a 25-year power purchase agreement with Pacific Gas & Electric. On January 20, 2011, the U.S. Department of Energy announced the offer of a conditional commitment to Agua Caliente for a loan guarantee of up to $967 million.

Repowering Projects

Nuclear Innovation North America (NINA) — On November 29, 2010, NINA awarded the EPC contract for the development of STP Units 3 and 4 to a restructured EPC consortium formed by Toshiba America Nuclear Energy Corporation and The Shaw Group Inc. Shaw is providing a $100 million credit facility to NINA to assist in financing STP. The credit facility will convert to equity in NINA upon the satisfaction of certain conditions including the project receiving full notice to proceed, which is expected in mid-2012. The project is presently scheduled to come online with one unit in 2016 and the second in 2017. The project remains subject to receipt of a conditional loan guarantee from the Department of Energy and to the satisfaction of certain conditions, most notably, the arrangement of long term PPAs for a significant portion of the plant’s capacity. It is anticipated that the pace of development and pre-construction work required to meet the 2016/2017 online schedule dictates that the loan guarantee needs to be received and critical conditions satisfied in the third quarter of 2011. As a result, NRG expects to make a final decision with respect to its continued funding of STP 3&4 during the third quarter of 2011.

El Segundo — The El Segundo repowering project—a proposed 550 MW natural gas-fueled combined cycle facility at our existing facility—received final approvals from the California Public Utilities Commission on October 28, 2010, for a 10-year power purchase agreement with Southern California Edison. Construction of the new units is anticipated to begin in the second half of 2011, with a summer 2013 commercial operation date.

Acquisitions

NRG made a number of acquisitions in 2010 including the purchase of Northwind Phoenix (now named NRG Energy Center Phoenix) and South Trent wind farm, both announced earlier in the year, and in the fourth quarter the company completed the following acquisitions:

•                  The acquisition of the Cottonwood Generating Station, a 1,265 MW natural gas-fueled plant in the Entergy zone of east Texas, from Kelson Limited Partnership for $507 million on November 15, 2010. Adding Cottonwood in the South Central portfolio allows for future contracting opportunities and will enable NRG to provide additional balancing and ancillary services.

•                  The acquisition of Green Mountain Energy Company, a leading retail provider of clean energy products and services, for $357 million in cash, net of cash acquired on November 5, 2010. Green Mountain, which is run as a standalone retail business within NRG, offers its customers the choice of cleaner energy and carbon offset products.

2011 Capital Allocation Plan

NRG’s Board of Directors approved $180 million of share repurchases for 2011, in line with our goal to return 3% of our market capitalization to our shareholders on an annual basis so long as we have the requisite capacity projected to be available under our restricted payment basket.

As part of the 2011 Capital Allocation Plan, the Company will invest $190 million in maintenance capital expenditures, $108 million in net environmental expenditures in its existing assets, and $640 million, net, in growth investments and projects under RepoweringNRG.

In addition to scheduled debt amortization payments, in the first quarter of 2011, the Company expects to offer its first-lien lenders 50% of the “2010 Excess Cash Flow” as defined in the Company’s Credit Agreement less the $200 million pre-payment made in November of 2010. This amount is currently anticipated to result in an additional payment of approximately $214 million resulting in a total excess cash flow offer of approximately $414 million to the Term Loan B facility following our strong results in 2010.

Outlook for 2011

NRG’s 2011 adjusted EBITDA guidance remains unchanged with a range of $1,750 to $1,950 million with Reliant Energy contributing $480 to $570 million, Wholesale $1,200 to $1,300 million and Green Mountain $70 to $80 million. Free cash flow before growth investments remains unchanged at $825 to $1,025 million. Due to a net increase in the Company’s growth investments, primarily related to the expansion of the solar project pipeline, the 2011 projected free cash flow now stands at a range of $150 to $350 million.

In December 2010 Congress extended the availability of the cash grant to renewable projects that begin construction during 2011. Coupled with the fact that we did not reach the milestones for closing on Department of Energy loan guarantees for our large solar investments, approximately $267 million of solar expenditures will be spent in 2011 as opposed to the fourth quarter of 2010. This amount relates primarily to our Ivanpah and CVSR solar projects.

Table 5: 2011 Reconciliation of adjusted EBITDA Guidance

($ in millions)	2/22/2011	11/24/2010
Adjusted EBITDA guidance	1,750 - 1,950	1,750 - 1,950
Interest payments	(677)	(692)
Income tax	(50)	(50)
Collateral/Working capital/other changes	177	154
Cash flow from operations	1,150 - 1,350	1,150 - 1,350
Maintenance capital expenditures	(190)	(223)
Environmental capital expenditures, net	(108)	(111)
Preferred dividends	(9)	(9)
Free cash flow — before growth investments	825 - 1,025	825 - 1,025
Growth investments, net	(590)	(343)
NINA capital calls	(50)	(50)
Free cash flow	150 - 350	425 - 625

Note: Subtotals and totals are rounded

Earnings Conference Call

On February 22, 2011, NRG will host a conference call at 9:00 a.m. eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to NRG’s website at http://www.nrgenergy.com and clicking on “Investors.” The webcast will be archived on the site for those unable to listen in real time.

About NRG

NRG Energy, Inc. is a Fortune 500 and S&P 500 Index company that owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide 25,000 megawatts of generation capacity—enough to supply approximately 20 million homes. NRG’s retail businesses, Reliant Energy and Green Mountain Energy Company, combined serve more than 1.8 million residential, business, commercial and industrial customers. With investments in solar, wind and nuclear power, as well as electric vehicle infrastructure, NRG is working to help America transition to a clean energy economy. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, free cash flow guidance, expected earnings, future growth, financial performance, environmental capital expenditures, and nuclear and other clean energy development, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, successful partnering relationships, government loan guarantees competition in wholesale and retail power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, the inability to maintain retail customers, the inability to achieve the expected benefits and timing of development projects, and the 2011 Capital Allocation Plan, and share repurchase under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance and free cash flows are estimates as of today’s date, February 22, 2011 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Media:	Investors:

Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Stefan Kimball
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.537.2130	609.524.4528

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
(In millions except per share amounts)	2010	2009	2010	2009
Operating Revenues
Total operating revenues	$1,816	$2,141	$8,849	$8,952
Operating Costs and Expenses
Cost of operations	1,270	1,422	6,073	5,323
Depreciation and amortization	218	224	838	818
Selling, general and administrative	157	159	598	550
Reliant Acquisition-related transaction and integration costs	—	8	—	54
Development costs	19	14	55	48
Total operating costs and expenses	1,664	1,827	7,564	6,793
Gain on sale of assets	—	—	23	—
Operating Income	152	314	1,308	2,159
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	3	8	44	41
Gains on sales of equity method investments	—	—	—	128
Other income/(expense), net	(1)	4	33	(5)
Refinancing expenses	—	(20)	—	(20)
Interest expense	(163)	(159)	(632)	(634)
Total other expenses	(161)	(167)	(555)	(490)
Income From Continuing Operations Before Income Taxes	(9)	147	753	1,669
Income tax expense	6	114	277	728
Income From Continuing Operations	(15)	33	476	941
Income from discontinued operations, net of income taxes	—	—	—	—
Net Income	(15)	33	476	941
Less: Net loss attributable to noncontrolling interest	—	—	(1)	(1)
Net Income attributable to NRG Energy, Inc.	(15)	33	477	942
Dividends for preferred shares	2	6	9	33
Income Available for Common Stockholders	$(17)	$27	$468	$909
Earnings per share attributable to NRG Energy, Inc. Common Stockholders
Weighted average number of common shares outstanding — basic	248	242	252	246
Income from continuing operations per weighted average common share — basic	$(0.07)	$0.11	$1.86	$3.70
Income from discontinued operations per weighted average common share — basic	—	—	—	—
Net Income per Weighted Average Common Share — Basic	$(0.07)	$0.11	$1.86	$3.70
Weighted average number of common shares outstanding — diluted	248	244	254	271
Income from continuing operations per weighted average common share — diluted	$(0.07)	$0.11	$1.84	$3.44
Income from discontinued operations per weighted average common share — diluted	—	—	—	—
Net Income per Weighted Average Common Share — Diluted	$(0.07)	$0.11	$1.84	$3.44
Amounts Attributable to NRG Energy, Inc.:
Income from continuing operations, net of income taxes	$(15)	$33	477	942
Income from discontinued operations, net of income taxes	—	—	—	—
Net Income	$(15)	$33	$477	$942

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2009
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,951	$2,304
Funds deposited by counterparties	408	177
Restricted cash	8	2
Accounts receivable — trade, less allowance for doubtful accounts of $25 and $29	734	876
Current portion of note receivable — affiliate and capital leases	29	32
Inventory	453	541
Derivative instruments valuation	1,964	1,636
Cash collateral paid in support of energy risk management activities	323	361
Prepayments and other current assets	267	279
Total current assets	7,137	6,208
Property, Plant and Equipment
In service	14,913	14,083
Under construction	1,400	533
Total property, plant and equipment	16,313	14,616
Less accumulated depreciation	(3,796)	(3,052)
Net property, plant and equipment	12,517	11,564
Other Assets
Equity investments in affiliates	536	409
Note receivable — affiliate and capital leases, less current portion	384	504
Goodwill	1,868	1,718
Intangible assets, net of accumulated amortization of $1,064 and $648	1,776	1,777
Nuclear decommissioning trust fund	412	367
Derivative instruments valuation	758	683
Restricted cash supporting funded letter of credit facility	1,300	—
Other non-current assets	208	148
Total other assets	7,242	5,606
Total Assets	$26,896	$23,378

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2010	2009
	(In millions, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital leases	$463	$571
Accounts payable — trade	783	693
Accounts payable — affiliates	—	4
Derivative instruments valuation	1,685	1,473
Deferred income taxes	108	197
Cash collateral received in support of energy risk management activities	408	177
Accrued interest expense	192	207
Other accrued expenses	307	298
Other current liabilities	274	142
Total current liabilities	4,220	3,762
Other Liabilities
Long-term debt and capital leases	8,748	7,847
Funded letter of credit	1,300	—
Nuclear decommissioning reserve	317	300
Nuclear decommissioning trust liability	272	255
Postretirement and other benefit obligations	322	287
Deferred income taxes	1,989	1,783
Derivative instruments valuation	365	387
Out-of-market contracts	223	294
Other non-current liabilities	820	519
Total non-current liabilities	14,356	11,672
Total Liabilities	18,576	15,434
3.625% convertible perpetual preferred stock; $0.01 par value; 250,000 shares issued and outstanding (at liquidation value of $250, net of issuance costs)	248	247
Commitments and Contingencies
Stockholders’ Equity
4% convertible perpetual preferred stock; $0.01 par value; no shares issued and outstanding at December 31, 2010 and 154,057 shares issued and outstanding at December 31, 2009 (at liquidation value of $154, net of issuance costs)	—	149
Common stock; $0.01 par value; 500,000,000 shares authorized; 304,006,027 and 295,861,759 shares issued and 247,197,355 and 253,995,308 shares outstanding at December 31, 2010 and 2009	3	3
Additional paid-in capital	5,323	4,948
Retained earnings	3,800	3,332
Less treasury stock, at cost — 56,808,672 and 41,866,451 shares at December 31, 2010 and 2009	(1,503)	(1,163)
Accumulated other comprehensive income	432	416
Noncontrolling interest	17	12
Total Stockholders’ Equity	8,072	7,697
Total Liabilities and Stockholders’ Equity	$26,896	$23,378

NRG ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED CASH FLOW STATEMENTS

	Year Ended December 31,
	2010	2009
	(In millions)
Cash Flows from Operating Activities
Net income	$476	$941
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions and equity in earnings of unconsolidated affiliates	(19)	(41)
Depreciation and amortization	838	818
Provision for bad debts	54	61
Amortization of nuclear fuel	40	36
Amortization of financing costs and debt discount/premiums	32	44
Amortization of intangibles and out-of-market contracts	4	153
Amortization of unearned equity compensation	30	26
Loss on disposals and sales of assets	2	17
Impairment charges and asset write downs	25	—
Changes in derivatives	(114)	(225)
Changes in deferred income taxes and liability for uncertain tax benefits	255	689
Gain on sales of equity method investments	—	(128)
Loss/(gain) on sale of emission allowances	2	(4)
Gain recognized on settlement of pre-existing relationship	—	(31)
Changes in nuclear decommissioning trust liability	34	26
Changes in collateral deposits supporting energy risk management activities	38	127
Cash provided/(used) by changes in other working capital, net of acquisition and disposition effects:
Accounts receivable, net	138	88
Inventory	91	(83)
Prepayments and other current assets	(51)	26
Accounts payable	(261)	(176)
Change in option premiums collected	47	(282)
Accrued expenses and other current liabilities	(48)	48
Other assets and liabilities	10	(24)
Net Cash Provided by Operating Activities	1,623	2,106
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(1,006)	(427)
Capital expenditures	(706)	(734)
(Increase)/decrease in restricted cash, net	(4)	14
Decrease/(increase) in notes receivable	39	(22)
Proceeds from renewable energy grants	102	—
Purchases of emission allowances	(71)	(78)
Proceeds from sale of emission allowances	37	40
Investments in nuclear decommissioning trust fund securities	(341)	(305)
Proceeds from sales of nuclear decommissioning trust fund securities	307	279
Proceeds from sale of assets, net	43	6
Proceeds from sale of equity method investment	—	284
Equity investment in unconsolidated affiliate	(23)	(6)
Other	—	(5)
Net Cash Used by Investing Activities	(1,623)	(954)
Cash Flows from Financing Activities
Payment of dividends to preferred stockholders	(9)	(33)
Net receipt /(payments) to settle acquired derivatives that include financing elements	137	(79)
Payment for treasury stock	(180)	(500)
Installment proceeds from sale of noncontrolling interest in subsidiary	50	50
Proceeds from issuance of common stock	2	2
Proceeds from issuance of long-term debt	1,484	892
Proceeds from issuance of term loan for funded letter of credit facility	1,300	—
Increase in restricted cash supporting funded letter of credit facility	(1,300)	—
Payment of deferred debt issuance costs	(75)	(31)
Payments for short and long-term debt	(758)	(644)
Net Cash Provided By/(Used by) Financing Activities	651	(343)
Effect of exchange rate changes on cash and cash equivalents	(4)	1
Net Increase in Cash and Cash Equivalents	647	810
Cash and Cash Equivalents at Beginning of Period	2,304	1,494
Cash and Cash Equivalents at End of Period	$2,951	$2,304

Appendix Table A-1: Fourth Quarter 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss)

(in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	289	(95)	(60)	(15)	5	9	(1)	(147)	(15)
Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	—	—
Income Tax	—	—	—	—	—	2	—	4	6
Interest Expense	1	(20)	16	10	1	2	2	142	154
Amortization of Finance Costs	—	—	—	—	—	—	—	7	7
Amortization of Debt (Discount)/Premium)	—	—	—	2	—	—	—	—	2
Depreciation Expense	26	126	30	18	3	—	4	11	218
ARO Accretion Expense	—	1	—	—	1	—	—	—	2
Amortization of Power Contracts	60	(1)	—	(5)	—	—	—	4	58
Amortization of Fuel Contracts	(9)	4	—	—	—	—	—	—	(5)
Amortization of Emission Allowances	—	12	—	—	—	—	—	—	12
EBITDA	367	27	(14)	10	10	13	5	21	439
Dynegy/Cottonwood Acquisition and Integration Costs	—	—	—	—	—	—	—	(3)	(3)
Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	5	5
Less: MtM forward position accruals	192	(182)	(26)	(18)	(5)	—	—	12	(27)
Add: Prior period MtM reversals	(58)	29	23	(4)	—	—	—	(13)	(23)
Less: Hedge Ineffectiveness	—	1	—	—	—	—	—	—	1
Adjusted EBITDA	117	237	35	24	15	13	5	(2)	444

Appendix Table A-2: Fourth Quarter 2009 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss).

(in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	159	162	(12)	1	8	7	2	(294)	33
Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	—	—	—	—	—	—	—	—
Income Tax	—	—	—	—	—	3	—	111	114
Interest Expense	5	(12)	14	10	—	2	1	149	169
Amortization of Finance Costs	—	—	—	—	—	—	—	6	6
Amortization of Debt (Discount)/Premium	—	—	—	2	—	—	—	2	4
Depreciation Expense	52	119	30	17	2	—	3	1	224
ARO Accretion Expense	—	—	1	—	1	—	—	—	2
Amortization of Power Contracts	98	(8)	—	(3)	—	—	—	—	87
Amortization of Fuel Contracts	(25)	4	—	—	—	—	—	—	(21)
Amortization of Emission Allowances	—	9	—	—	—	—	—	—	9
EBITDA	289	274	33	27	11	12	6	(25)	627
Early Termination of CSRA	89	(4)	—	—	—	—	—	—	85
Exelon Defense Costs	—	—	—	—	—	—	—	—	—
Reliant Integration Costs	—	—	—	—	—	—	—	13	13
Less: MtM forward position accruals	67	(2)	(32)	2	1	—	(1)	—	35
Add: Prior period MtM reversals	(207)	21	11	—	1	—	1	—	(173)
Less: Hedge Ineffectiveness	—	29	(1)	—	—	—	—	—	28
Adjusted EBITDA	104	264	77	25	11	12	8	(12)	489

Appendix Table A-3: YTD 2010 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss).

(in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income/(Loss)	358	876	13	(7)	39	45	4	(852)	476
Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1
Income Tax	—	—	—	—	—	17	—	260	277
Interest Expense	5	(67)	57	40	3	7	7	548	600
Amortization of Finance Costs	—	—	—	—	—	—	—	25	25
Amortization of Debt (Discount)/Premium)	—	—	—	6	—	—	—	1	7
Depreciation Expense	117	491	122	67	11	—	12	18	838
ARO Accretion Expense	—	3	(3)	—	3	—	—	—	3
Amortization of Power Contracts	219	(7)	—	(21)	—	—	—	4	195
Amortization of Fuel Contracts	(36)	—	—	—	—	—	—	—	(36)
Amortization of Emission Allowances	—	51	—	—	—	—	—	—	51
EBITDA	663	1,348	189	85	56	69	23	4	2,437
Dynegy/Cottonwood Acquisition and Integration Costs	—	—	—	—	—	—	—	—	—
Impairment of a Passive Portfolio Investment	—	—	—	—	—	—	—	5	5
Less: MtM forward position accruals	(210)	139	(31)	(43)	(4)	—	—	12	(137)
Add: Prior period MtM reversals	(162)	32	95	(19)	—	—	2	(13)	(65)
Less: Hedge Ineffectiveness	—	—	—	—	—	—	—	—	—
Adjusted EBITDA	711	1,241	315	109	60	69	25	(16)	2,514

Appendix Table A-4: YTD 2009 Regional Adjusted EBITDA Reconciliation

The following table summarizes the calculation of adjusted EBITDA and provides a reconciliation to net income/(loss).

(in millions)	Reliant Energy	Texas	Northeast	South Central	West	International	Thermal	Corporate	Total
Net Income (Loss)	966	672	291	(41)	40	150	8	(1,145)	941
Plus:
Net (Gain)/Loss Attributable to Non-Controlling Interest	—	1	—	—	—	—	—	—	1
Income Tax	—	171	—	—	—	9	—	548	728
Interest Expense	34	4	54	42	2	8	5	460	609
Amortization of Finance Costs	1	—	—	—	—	—	—	30	31
Amortization of Debt (Discount)/Premium	—	—	—	6	—	—	—	8	14
Depreciation Expense	137	472	118	67	8	—	10	6	818
ARO Accretion Expense	—	3	2	—	3	—	—	—	8
Amortization of Power Contracts	258	(57)	—	(22)	—	—	—	—	179
Amortization of Fuel Contracts	(49)	7	—	—	—	—	—	—	(42)
Amortization of Emission Allowances	—	38	—	—	—	—	—	—	38
EBITDA	1,347	1,311	465	52	53	167	23	(93)	3,325
Early Termination of CSRA	89	(4)	—	—	—	—	—	—	85
Exelon Defense Costs	—	—	—	—	—	—	—	31	31
Reliant Integration Costs	—	—	—	—	—	—	—	54	54
Currency Loss on MIBRAG Sale Proceeds	—	—	—	—	—	20	—	—	20
Settlement of Pre-Existing Contract with Reliant Energy	—	—	—	—	—	—	—	(31)	(31)
Gain on Sale of Equity Method Investments	—	—	—	—	—	(128)	—	—	(128)
Less: MtM forward position accruals	138	(43)	38	(29)	—	—	1	—	105
Add: Prior period MtM reversals	(656)	26	39	—	—	—	3	—	(588)
Less: Hedge Ineffectiveness	—	47	(2)	—	—	—	—	—	45

Adjusted EBITDA	642	1,329	468	81	53	59	25	(39)	2,618

Appendix Table A-5: Full Year 2010 Adjusted Cash Flow from Operating Activities Reconciliation

The following table summarizes the calculation of adjusted cash flow from operations and provides a reconciliation to cash from operations.

(in millions)	Year ended December 31, 2010
Cash Flow from Operating Activities	1,623
Reclassifying of receipts (payments) of Financing Element of Acquired Derivatives	137
Adjusted Cash Flow from Operating Activities	1,760

EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

• EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for gains or losses on the sales of equity method investments; currency loss; Exelon defense costs, and Reliant retail acquisition and integration costs; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Adjusted cash flow from operating activities is a non-GAAP measure NRG provides to show cash from operations with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow. The Company provides the reader with this alternative view of operating cash flow because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates.

Free cash flow is cash flow from operations less capital expenditures, preferred stock dividends and repowering capital expenditures net of project funding and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on adjusted cash flow from operating activities or free cash flow as a measure of cash available for discretionary expenditures.